EXHIBIT 21

SUBSIDIARIES

Webster Bank, a federally chartered savings bank, is a direct subsidiary of Webster. Webster also owns all of the common securities of Webster Capital Trust I and Webster Capital Trust II and all of the common stock of Webster Insurance, Inc. formerly named Damman Associates, Inc., Fleming, Perry & Cox, Inc., and Webster D&P Holdings, Inc. Webster D&P Holdings, Inc. owns a 73.6% interest in Duff & Phelps, LLC. Webster Capital Trust III is also a subsidiary of Webster, however, this Delaware business trust is inactive and uncapitalized. Webster Bank has ten wholly-owned subsidiaries: Webster Trust Company, National Association, FCB Properties, Inc., Webster Investment Services, Inc., Access National Mortgage, Inc., Webster Mortgage Investment Corporation, MyWebster, Inc., Webster Community Development Corporation, Center Capital Corporation, Budget Installment Corporation and Whitehall Business Credit Corporation. Webster Bank also directly owns all of the outstanding common stock of Webster Preferred Capital Corporation, a publicly traded real estate investment trust. FCB Properties Inc. owns 100% of 575 Broad Street, Inc. and Access National Mortgage, Inc. owns 100% of Nowlending LLC. Webster Insurance, Inc. has three subsidiaries, L.L.I.A., Inc., The Mathog & Moniello Holding Company, Inc., and LJF Insurance Services, Inc., L.L.I.A. has one subsidiary, the Louis Levine Agency, Inc. The Louis Levine Agency owns 100% of Retirement Planning Associates, Inc. The Mathog & Moniello Holding Co., Inc. has one wholly-owned subsidiary, The Mathog & Moniello Companies, Inc. The Mathog & Moniello Companies, Inc. has five wholly-owned subsidiaries: The Mathog & Moniello Group Benefits, Inc., The Mathog & Moniello Companies of New York, Inc., Loss Control Management Services, Inc., Nursing Managed Care, Inc., and Subrocomp Management Services, Inc., The Mathog & Moniello Companies Group Benefits, Inc., owns 100% of Abrahms Insurance Agency of Connecticut, Inc.

WEBSTER SUBSIDIARIES

Names under which
	Jurisdiction of	the Subsidiary
Name of Subsidiary	Organization	Does Business

Webster Bank	United States	Same
Webster Capital Trust I	Delaware	Same
Webster Capital Trust II	Delaware	Same
Webster Capital Trust III	Delaware	Same
Webster D&P Holdings, Inc.	Delaware	Duff & Phelps
Fleming, Perry & Cox, Inc.	Connecticut	Same
Webster Insurance, Inc.	Connecticut	Same
Webster Statutory Trust I	Connecticut	Same